BlackRock MuniYield Quality Fund III, Inc.
File No. 811-06540
Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period is attached under Sub-Item 77Q1(a).